Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Retail Class Annualized Rate	Class A, Class M, Class C, Class I Annualized Rate	Class Z Annualized Rate
First $400	75	77	65
Next $400	67	71	58
Next $400	61	68	55
Over $1,200	58	66	54

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Retail Class Annualized Rate (basis points)	Class A Annualized Rate (basis points)	Class M, Class C Annualized Rate (basis points)	Class I Annualized Rate (basis points)	Class Z Annualized Rate (basis points)
69	72	71	69	56

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY SELECT PORTFOLIOS
on behalf of Financials Portfolio

By	/s/ Stacie M. Smith Stacie M. Smith President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

By	/s/ Christopher J. Rimmer Christopher J. Rimmer Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

By	/s/ Brian Field Brian Field Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

By	/s/ Stephanie Caron Stephanie Caron President

Date:	May 13, 2026